Exhibit 99.1

Contact at 214/432-2000 Steven R. Rowley President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR RESULTS

DALLAS, TX (April 26, 2010) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for the fiscal fourth quarter ended March 31, 2010 and for fiscal year 2010. Notable items for the quarter and fiscal year include:

•	Fourth quarter net earnings of $1.9 million, or $0.04 per diluted share

•	Fiscal year 2010 net earnings of $29.0 million, or $0.66 per diluted share

•	Fiscal year 2010 revenues of $533.3 million, including Joint Venture revenues

•	Annual cash flow from operations of approximately $93.8 million

•	Net debt-to-total capitalization ratio of 40% compared to 44% a year ago

•	Price increases were implemented in the wallboard business on March 15, 2010

Fourth quarter operating earnings were $9.8 million, down from $20.4 million for the same period a year ago. Extended plant shutdowns for maintenance and inventory control at our four cement plants during the current quarter increased our cement operating costs by approximately $3.0 million (after-tax $0.05 per share). These increased costs were partially offset by a gain on sale of land at one of Eagle’s wallboard facilities of $2.5 million (after-tax $0.04 per share). The gain on sale of land was reported in Other, net.

Gypsum Wallboard and Paperboard

Gypsum Wallboard and Paperboard’s fourth quarter operating earnings of $1.1 million were down 88% compared to the same quarter last year. Lower net sales prices were the primary drivers of the quarterly earnings decline.

Gypsum Wallboard and Paperboard revenues for the fourth quarter totaled $67.2 million, an 8% decrease from the same quarter a year ago. The quarterly comparative revenue decline reflects lower Gypsum Wallboard and Paperboard net sales prices. The average Gypsum Wallboard net sales price for this quarter was $86.30 per MSF, 21% less than the same quarter a year ago. Gypsum Wallboard sales volumes of 448 million square feet (MMSF) were about the same as the prior year’s fourth quarter. The average Paperboard net sales price this quarter was $436.88 per ton, 5% less than the same quarter a year ago. Paperboard sales volumes for the quarter were 57,000 tons, 24% greater than the same quarter a year ago.

Fiscal 2010 operating earnings from Gypsum Wallboard and Paperboard were $16.2 million, a decrease of 9% compared to fiscal 2009. Revenues from Gypsum Wallboard and Paperboard were $264.5 million for fiscal 2010, 24% less than last year’s revenues.

Cement, Concrete and Aggregates

Operating earnings from Cement for the fourth quarter were $5.5 million, a 47% decline from the same quarter a year ago. Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $40.1 million, 13% less than the same quarter last year. Cement sales volumes for the quarter were 441,000 tons, 4% below the same quarter a year ago. An unusually wet and cold winter across most of the U.S. contributed to the sales volume decline.

Eagle’s purchased cement sales volumes for the quarter declined to approximately 8,000 tons, or 2% of total cement sales volume, compared to approximately 61,000 tons, or 13% of total sales volume, for the same quarter last year. The average net sales price for this quarter was $82.15 per ton, 12% less than the same quarter last year.

Fiscal 2010 operating earnings from Cement were $55.5 million, a decline of 32% compared to fiscal 2009. Revenues from Cement, including joint venture and intersegment sales, were $228.5 million for fiscal 2010, 21% lower than last year.

Concrete and Aggregates reported operating earnings of $0.1 million for this quarter down from the $0.7 million operating profit for the same quarter last year, primarily due to lower sales volumes in central Texas and northern California combined with lower net sales prices for both Concrete and Aggregates.

Revenues from Concrete and Aggregates were $7.6 million for the quarter, 30% less than the same quarter a year ago. Concrete sales volume decreased 26% for the quarter to 81,000 cubic yards. The Concrete average net sales price for this quarter was $64.83 per cubic yard, 10% less than the same quarter a year ago. Aggregates sales volume of 390,000 tons for the quarter, was 13% less than the quarter a year ago. Aggregates average net sales price for the quarter was $5.94 per ton, down 11% compared to last year’s fourth quarter.

Fiscal 2010 operating earnings from Concrete and Aggregates were $1.8 million, a decrease of 60% compared to fiscal 2009. Revenues from Concrete and Aggregates were $45.6 million for fiscal 2010, 31% lower than last year.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 4 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 25 facilities across the US. The Company is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) on Monday, April 26, 2010. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

(1)	Summary of Consolidated Earnings

(2)	Revenues and Earnings by Lines of Business (Quarter)

(3)	Revenues and Earnings by Lines of Business (Fiscal Year)

(4)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(5)	Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Summary of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,
	2010	2009	Change
Revenues *	$97,386	$108,859	-11%
Earnings Before Income Taxes	$1,696	$12,457	-86%
Net Earnings	$1,924	$7,030	-73%
Earnings Per Share:
- Basic	$0.04	$0.16	-75%
- Diluted	$0.04	$0.16	-75%
Average Shares Outstanding:
- Basic	43,775,988	43,527,565	1%
- Diluted	44,052,749	43,852,247	0%

	Fiscal Year Ended March 31,
	2010	2009	Change
Revenues *	$467,905	$598,580	-22%
Earnings Before Income Taxes	$39,297	$62,183	-37%
Net Earnings	$28,950	$41,764	-31%
Earnings Per Share:
- Basic	$0.66	$0.96	-31%
- Diluted	$0.66	$0.95	-31%
Average Shares Outstanding:
- Basic	43,684,942	43,486,728	0%
- Diluted	44,038,401	43,879,416	0%

*	Revenues, including Joint Venture Revenues were $114.1 million and $533.3 million for the quarter and fiscal year, respectively.

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,
	2010	2009	Change
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$51,655	$61,932	-17%
Gypsum Paperboard	15,497	11,072	40%

	67,152	73,004	-8%
	69%	67%
Cement (Wholly Owned)	22,702	25,199	-10%
	23%	23%
Concrete & Aggregates	7,532	10,656	-29%
	8%	10%

Total	$97,386	$108,859	-11%
	100%	100%

Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$(1,070)	$5,118	-121%
Gypsum Paperboard	2,187	4,486	-51%

	1,117	9,604	-88%
	12%	47%
Cement:
Wholly Owned	(390)	3,297	-112%
Joint Venture	5,881	7,005	-16%

	5,491	10,302	-47%
	56%	50%
Concrete & Aggregates	143	714	-80%
	1%	4%
Other, net **	3,048	(243)	nm
	31%	-1%

Total Operating Earnings	9,799	20,377	-52%
	100%	100%

Corporate General Expenses	(3,572)	(2,791)
Interest Expense, net	(4,531)	(5,129)

Earnings Before Income Taxes	$1,696	$12,457	-86%

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 4.
**	Fiscal fourth quarter 2010 includes approximately $2.5 million gain on sale of land

Eagle Materials Inc

Attachment 3

Eagle Materials Inc.

Revenues and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Fiscal Year Ended March 31,
	2010	2009	Change
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$210,671	$279,306	-25%
Gypsum Paperboard	53,795	66,782	-19%

	264,466	346,088	-24%
	57%	58%
Cement (Wholly Owned)	158,588	187,154	-15%
	34%	31%
Concrete & Aggregates	44,851	65,338	-31%
	9%	11%

Total	$467,905	$598,580	-22%
	100%	100%

Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$1,383	$1,190	16%
Gypsum Paperboard	14,805	16,581	-11%

	16,188	17,771	-9%
	21%	17%
Cement:
Wholly Owned	31,302	49,610	-37%
Joint Venture	24,157	32,426	-26%

	55,459	82,036	-32%
	73%	76%
Concrete & Aggregates	1,835	4,595	-60%
	2%	4%
Other, net **	3,161	3,602	-12%
	4%	3%

Total Operating Earnings	76,643	108,004	-29%
	100%	100%

Corporate General Expenses	(15,886)	(16,901)
Interest Expense, net	(21,460)	(28,920)

Earnings Before Income Taxes	$39,297	$62,183	-37%

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 4.
**	Fiscal Year 2010 includes a $2.5 million gain on sale of land; Fiscal Year 2009 includes a $2.6 million gain on sale of railcars

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2010	2009	Change	2010	2009	Change
Gypsum Wallboard (MMSF’s)	448	447	0%	1,750	2,102	-17%

Cement (M Tons):
Wholly Owned	257	258	0%	1,754	1,859	-6%
Joint Venture	184	201	-8%	713	966	-26%

	441	459	-4%	2,467	2,825	-13%
Paperboard (M Tons):
Internal	20	19	5%	73	87	-16%
External	37	27	37%	142	145	-2%

	57	46	24%	215	232	-7%

Concrete (M Cubic Yards)	81	110	-26%	461	611	-25%

Aggregates (M Tons)	390	446	-13%	2,318	3,281	-29%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2010	2009	Change	2010	2009	Change
Gypsum Wallboard (MSF)	$86.30	$109.89	-21%	$92.10	$99.17	-7%
Cement (Ton)	$82.15	$92.92	-12%	$85.59	$96.03	-11%
Paperboard (Ton)	$436.88	$461.65	-5%	$417.28	$492.27	-15%
Concrete (Cubic Yard)	$64.83	$71.65	-10%	$67.23	$73.14	-8%
Aggregates (Ton)	$5.94	$6.64	-11%	$6.29	$6.57	-4%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2010	2009	2010	2009
Intersegment Revenues:
Cement	$701	$1,201	$4,449	$6,634
Paperboard	9,616	10,801	36,369	49,555
Concrete and Aggregates	99	175	771	909

	$10,416	$12,177	$41,589	$57,098

Cement Revenues:
Wholly Owned	$22,702	$25,199	$158,588	$187,154
Joint Venture	16,702	19,575	65,438	95,648

	$39,404	$44,774	$224,026	$282,802

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2010	2009
ASSETS
Current Assets –
Cash and Cash Equivalents	$1,416	$17,798
Accounts and Notes Receivable, net	49,721	44,261
Inventories	105,871	107,063
Prepaid and Other Assets	4,266	6,161

Total Current Assets	161,274	175,283

Property, Plant and Equipment –	1,101,648	1,089,610
Less: Accumulated Depreciation	(468,121)	(419,669)

Property, Plant and Equipment, net	633,527	669,941
Investments in Joint Venture	33,928	39,521
Notes Receivable	10,586	6,301
Goodwill and Intangibles	152,175	152,812
Other Assets	22,286	22,810

	$1,013,776	$1,066,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$27,840	$19,645
Accrued Liabilities	44,044	44,604

Total Current Liabilities	71,884	64,249

Long-term Liabilities	67,946	97,104
Bank Credit Facility	3,000	55,000
Senior Notes	300,000	300,000
Deferred Income Taxes	125,584	122,488
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 43,830,794 and 43,589,775 Shares respectively.	438	436
Capital in Excess of Par Value	14,723	11,166
Accumulated Other Comprehensive Losses	(3,518)	(6,040)
Retained Earnings	433,719	422,265

Total Stockholders’ Equity	445,362	427,827

	$1,013,776	$1,066,668